Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

DT Midstream, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Note #	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	3,000,000	$131.58	$394,740,000.00	0.0001381	$54,513.60
	Total Offering Amounts					$394,740,000.00		$54,513.60
	Total Fee Offsets							$0.00
	Net Fee Due							$54,513.60

(1)
Shares of common stock, par value $0.01 per share (“Common Stock”), of DT Midstream, Inc. (the “Company”) authorized for issuance under DT Midstream, Inc. Long-Term Incentive Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional securities as may be issued to prevent dilution resulting from stock dividends, stock splits, recapitalization, or similar transactions.

The maximum aggregate offering price per unit and maximum aggregate offering price were estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low prices for the Common Stock reported in the consolidated reporting system as of February 11, 2026, which is a date within five business days prior to the date of filing this Registration Statement.